Exhibit 10.2
TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is entered into as of November 9, 2021 (the “Effective Date”), by and between Wynn Resorts, Limited (“Employer”) and Matt Maddox (“Employee”). Capitalized terms that are not defined herein will have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS Employer is a limited liability company duly organized and existing under the laws of the State of Nevada, and which maintains its principal place of business at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109;

WHEREAS, Employee is an adult individual residing at [Address Redacted]:

WHEREAS, Employer and Employee have entered into that certain Amended and Restated Employment Agreement, effective as of December 16, 2019 (the “Employment Agreement”);

WHEREAS, effective January 31, 2022, Employee will cease serving as the Chief Executive Officer of Employer and as a member of the Board of Directors (the “Board”) of Employer;

WHEREAS, Employer and Employee have agreed to terminate the Employment Agreement;

WHEREAS, Employer confirms that all acts or omissions by Employee prior to the Effective Date in connection with his employment were in good faith and in the best interests of the Employer;

WHEREAS, Employer and Employee confirm that Employee and Employer have mutually agreed to terminate Employment Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

1.Base Agreement.

(a)    Effective as of the close of business on January 31, 2022 (the “Separation Date”), Employee’s service with Employer and its affiliates in all capacities will terminate and Employee will cease to serve as Chief Executive Officer of Employer and as a member of the Board. Effective as of the Separation Date, Employee will commence service as Senior Advisor to Employer to serve at the direction of the Board to assist in facilitating the successful transition of Employer’s new Chief Executive Officer. Employee shall serve as Senior Advisor without additional compensation, except as provided in paragraph 1(d) herein, to Employer through the one-year anniversary of the Separation Date, unless Employer no longer requires such services and terminates the Senior Advisor services prior to such date. As Senior Advisor, Employee shall be reasonably available to the Chief Executive Officer on a non-exclusive basis not to exceed twenty (20) hours per calendar month and may perform the duties set forth in this Section 1 of this Agreement remotely, from a location of Employee’s choosing. Employer agrees to provide reasonable notice to Employee of any need for advice and assistance and Employee agrees to respond to email and other inquiries within a reasonable timeframe. Employee shall remain on the Board of Wynn Interactive, Ltd. and Wynn Macau, Limited as a member through December 31, 2022, but effective as of the Separation Date, shall otherwise be deemed to have resigned from all other positions (including board of director memberships) that Employee may have held immediately prior to the Separation Date.

(b)    Employee agrees to reasonably cooperate with Employer, Employer’s counsel, and any federal, state, or local governmental agency or regulatory body regarding any outstanding matters that involved Employee during the time and scope of his employment with Employer. Employer will reimburse Employee for all reasonable fees and expenses incurred through Employee’s participation in such cooperation; provided that Employee must obtain Employer’s approval before incurring fees or expenses in excess of $10,000.

(c)    The Indemnification Agreement dated October 21, 2002, by and between Employee, on the one side, and Employer or any of Employer’s Affiliates, on the other side, shall remain in effect.

(d)    In exchange for Employee’s consulting advice and guidance in connection with Employee’s transition and Employee’s cooperation under Sections 1(a) and (b) above and contingent upon Employee’s execution and non-revocation of this Agreement and the Subsequent Release (as defined below), Employee and Employer agree that:

i.Employer will pay Employee a single, lump-sum cash payment in the amount equal to (A) $3,000,000 (representing 18 months of Employee’s current Base Salary of $2,000,000), plus (B) 11/12th of the greater of (x) the bonus payable to Employee pursuant to Section 1(d)(ii) below and (y) the 2020 annual bonus of $2,200,000 paid to Employee, less all applicable taxes and withholding, with such payment to be made within 15 days of the date the Subsequent Release becomes binding and irrevocable;

ii.Employer will pay Employee the annual bonus earned for 2021 based on actual performance against the applicable performance metrics and not to be less than the percentage of target received by any other executive of Employer within the Executive Bonus program;

iii.Employee will remain eligible to participate in Employer’s senior executive health program through the first anniversary of the Separation Date on the same terms and conditions as an active employee. For the avoidance of doubt, such health benefits coverage will be paid for by Employer to the same extent as if Employee were still employed by Employer as a senior executive, and Employee will be required to make such payments as Employee would be required to make if Employee were still employed by Employer as a senior executive; and

iv.On the date the Subsequent Release becomes binding and irrevocable following the Separation Date, Executive will vest in 82,238 shares of restricted Employer Common Stock (the “Restricted Stock”).

(e)    Employee understands and agrees that no other wages, vacation, sick pay, benefits, stock, or other compensation is due to Employee other than for accrued base salary and unused vacation pay or as set forth in this Agreement. The parties acknowledge and agree that all options granted under the Non-Qualified Stock Option Agreement dated May 6, 2009 have vested and those options will remain subject to the terms and conditions of such agreement.

2. Continuing Obligations. Employee acknowledges and agrees that the following provisions of the Employment Agreement remain in full force and effect:

(a) Section 9, relating to confidentiality.

(b) Section 10 of the Employment Agreement relating to non-competition and non-solicitation will remain in force and effect in accordance with its terms until December 31, 2022.

(c) Section 11 relating to remedies for violations of restrictive covenants applicable to Employee.

(d) Section 21 of the Employment Agreement relating to arbitration will remain in full force and effect and this Agreement will be covered by such arbitration provision.

3. Waiver and Releases. As a condition to the payments and benefits set forth in Section 1, Employee must execute and not revoke (i) this Agreement in the manner set forth in Section 4 below and (ii) a separate waiver and release agreement described in this Section 3 (the “Subsequent Release”). The Subsequent Release will release claims from the date of this Agreement through the date of its execution and will otherwise be identical in all material respects to Sections 3, 4, 5, and 6 hereof (with such changes Employer determines in good faith are reasonably necessary to reflect the intent of this provision) and will not contain other restrictions or limitations on Employee that are not otherwise set forth herein. Employer will deliver an executed version of the Subsequent Release to Employee promptly after the Separation Date and Employee will be required to execute and not revoke such Subsequent Release during the time frames contemplated by this Section 3 below, as measured from the date such Subsequent Release is delivered to the Employee.

(a) Except as provided in this Agreement, Employee, for Employee, Employee’s spouse, children, heirs, executors, administrators, successors and assigns (hereinafter “Releasors”), to the extent permitted by applicable law, hereby fully and forever releases, acquits, discharges and promises not to sue Employer and its past, present and future parent and/or subsidiary entities, divisions, affiliates and any of their past, present or future partners, owners, joint venturers, stockholders, predecessors, successors, officers, directors, administrators, employees, agents, representatives, attorneys, heirs, executors, assigns, insurers, benefit and retirement plans and/or their trustees and any other person, firm or corporation with whom any of them is now or may hereafter be affiliated, and any of their successors and assigns (the persons and/or entities released hereunder, the “Releasees”), over any and all claims, counterclaims, agreements, debts, promises, grievances, complaints, demands, obligations, losses, causes of action, suits, controversies, actions, cross-claims, counter-claims, costs, expenses, attorney’s fees, demands, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, liabilities and indemnities of any nature whatsoever, at law or in equity, whether negligent or intentional, whether now known or unknown, discovered now or in the future, (a) from the beginning of time through the date upon which Employee signs this Agreement; (b) arising from or in any way related to Employee’s employment or termination of employment with any of the Releasees; (c) arising from or in any way related to any agreement with any of the Releasees, including but not limited to the Employment Agreement; and/or (d) arising from or in any way related to awards, policies, plans, programs or practices of any of the Releasees that may apply to Employee or in which Employee may participate, in each case, including, but not limited to, under any federal, state or local law, act, statute, code, order, judgment, injunction, ruling, decree, writ, ordinance or regulation, including, but not limited to, any claims based on race, age, disability, national origin, religion, gender, sexual orientation, marital status, veteran status, protected activity, compensation and benefits from employment, including stock, stock options, stock option agreements and retirement plans, whether based on contract, tort, statute or other legal or equitable theory of recovery, whether mature or to mature in the future.

(b) Without limiting the foregoing, this Agreement applies to any and all matters that have been or which could have been asserted against any Releasee in a lawsuit or in any state or federal judicial or administrative forum, up to the Effective Date under the Nevada Fair Employment Practices Act, the Equal Pay Act, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Nondiscrimination Act of 2008, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Reconstruction Acts, as amended (42 U.S.C. §§ 1981-1988), the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, any other federal statute, any state civil rights act, any state statutory wage claim such as those contained in Chapter 608 of the Nevada Revised Statutes, any other statutory claim, any claim of wrongful discharge, any claim in tort or contract (including but not limited to the Employment Agreement), any claim seeking declaratory, injunctive, or equitable relief, or any other claim of any type whatsoever arising out of the common law of any state. Notwithstanding the above, this Agreement does not apply to any rights, obligations or claims governed by Chapter 612 of the Nevada Revised Statutes pertaining to unemployment compensation.

(c) This Agreement is not intended to bar or affect any claims that may not be waived by private agreement under applicable law, or any claims that may be brought under the Indemnification Agreement. This Agreement also does not limit any party's right to file an administrative charge or participate in an investigative proceeding of any federal, state, or local government agency tasked with enforcing employment-related laws, such as the U.S. Equal Employment Opportunity Commission, the Department of Labor, or the National Labor Relations Board, or their state level equivalents, but does operate as a waiver of any personal recovery if related to the claims released herein. For example, and for the avoidance of doubt, this Agreement will not bar any claims for indemnification or advancement for any claims arising out of or in any way relating to the fact that Employer and Employee have entered into this Agreement, including those that may be brought by any shareholder directly or in the name of Employer.

(d) Employer and its past, present and future parent and/or subsidiary entities, divisions, affiliates and any of their past, present or future partners, owners, joint venturers, stockholders, predecessors, successors, officers, directors, administrators, employees, agents, representatives, attorneys, heirs, executors, assigns, insurers, benefit and retirement plans and/or their trustees and any other person, firm or corporation with whom any of them is now or may hereafter be affiliated, and any of their successors and assigns (hereinafter “Employer Releasors”), to the extent permitted by applicable law, hereby fully and forever releases, acquits, discharges and promises not to sue Employee, Employee’s spouse, children, heirs, executors, affiliated entities, administrators, successors and assigns (hereinafter “Employee Releasees”), over any and all claims, counterclaims, agreements, debts, promises, grievances, complaints, demands, obligations, losses, causes of action, suits, controversies, actions, cross-claims, counter-claims, costs, expenses, attorney’s fees, demands, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, liabilities and indemnities of any nature whatsoever, at law or in equity, whether negligent or intentional, whether now known or unknown, discovered now or in the future, (i) from the beginning of time through the Effective Date; (ii) arising from or in any way related to Employee’s employment or termination of employment with any of the Employer Releasors (or any acts or omissions of Employee during the course and scope of Employee’s employment with any of the Employer Releasors); and/or (iii) arising from or in any way related to any agreement with any of the Employer Releasors, including but not limited to the Employment Agreement. Such release does not apply to any claims related to Employee’s (a) criminal activity, or (b) intentional and material breach of his fiduciary duties to Employer that causes material financial harm to Employer. The foregoing release does not waive or release Employee’s right to receive the consideration provided for by this Agreement.

(e) EMPLOYEE HEREBY ACKNOWLEDGES THAT BY EXECUTING THIS AGREEMENT EMPLOYEE IS AGREEING TO WAIVE ANY AND ALL RIGHTS OR CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 626 et. seq.). EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT UPON RECEIPT OF THIS AGREEMENT, EMPLOYEE HAS A PERIOD OF TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT.

(f) EMPLOYEE FURTHER UNDERSTANDS THAT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING EMPLOYEE’S EXECUTION OF THIS AGREEMENT, EMPLOYEE MAY REVOKE EMPLOYEE’S WAIVER OF ANY POTENTIAL AGE DISCRIMINATION CLAIM AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE AS TO ANY SUCH WAIVER OF AN AGE DISCRIMINATION CLAIM UNTIL THE REVOCATION PERIOD HAS EXPIRED. HOWEVER, ALL OTHER ASPECTS OF THIS AGREEMENT, EXCEPT FOR EMPLOYEE WAIVER OF ANY POTENTIAL AGE DISCRIMINATION CLAIM, BECOMES EFFECTIVE AT THE TIME EMPLOYEE EXECUTES THIS AGREEMENT.

(g) The parties agree that the twenty-one (21) day consideration period shall start on the date upon which this Agreement is presented to Employee or Employee’s counsel and shall expire at midnight twenty-one (21) calendar days later. The parties further agree that the seven (7) day revocation period shall start on the date upon which the Employee executes this Agreement and shall expire at midnight seven (7) calendar days later. If Employee elects to sign this Agreement prior to the end of the twenty-one (21) day consideration period, the mandatory seven (7) day revocation period will commence immediately the day after the date of execution.

(h) The parties hereby agree that any modifications to the proposed Agreement originally forwarded to Employee or Employee’s counsel, whether considered or deemed to be material or nonmaterial, shall not restart the twenty-one (21) day consideration period.

(i) Employee may sign this Agreement prior to the end of the twenty-one (21) day consideration period, thereby commencing the mandatory seven (7) day revocation period. If the Employee does sign this Agreement before the end of the twenty-one (21) day consideration period, Employee affirms that the waiver of the twenty-one (21) day consideration period is hereby effective on the date of Employee’s execution.

4.    Notices. Any and all notices required by this Agreement will be either hand-delivered or mailed, via certified mail, return receipt requested, addressed to:

TO EMPLOYER: Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: Legal Department

TO EMPLOYEE: Matt Maddox
[Address Redacted]

All notices hand-delivered will be deemed delivered as of the date actually delivered to the addressee. All notices mailed will be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein will be made by notice as provided in this Section 4.

5. Governing Law; Arbitration; Jury Waiver. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of laws principles. Any and all claims or disputes arising out of or in connection with this Agreement will be submitted to binding arbitration in accordance Section 21 of the Employment Agreement, except for those provisions expressly authorizing injunctive relief. EMPLOYEE EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED.

6. Employer and Employee shall jointly issue a public announcement of Employee’s separation from Employer in the Form of Exhibit A to this Agreement.

7. Upon request of Employee, Employer shall provide to potential future employers of Employee a positive recommendation of Employee that will be consistent with the language set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective as of the date first written above.

WYNN RESORTS, LIMITED	Employee

/s/ Ellen F. Whittemore	/s/ Matt Maddox
Ellen F. Whittemore	Matt Maddox
Executive Vice President, General Counsel & Secretary

Exhibit A
Statement from Wynn Resorts Regarding Chief Executive Officer Transition

LAS VEGAS (November 9, 2021) — Matt Maddox, CEO of Wynn Resorts, announced today that he will be leaving the Company January 31, 2022. Following a unanimous request by the Board of Directors, Mr. Maddox agreed to remain on the Wynn Macau Limited and Wynn Interactive Limited Boards through the end of 2022. Craig Billings, CEO of Wynn Interactive and who has served as President and CFO of Wynn Resorts, was unanimously selected by the Board to become CEO of Wynn Resorts and a member of the Board effective February 1, 2022.

Philip G. Satre, Chairman of the Board for Wynn Resorts said, “Matt has done an incredible job as CEO since his appointment four years ago. He very successfully led the Company through what could have been one of the most disruptive business transitions in decades. He ensured a swift refreshment and remaking of the Board of Directors and senior management, resulting in increased diversity and Wynn being recognized as having one of the most diverse Boards of Directors in the country.

“Matt’s strategy to confront the pandemic and its economic impact on the Company proved to be the correct one: make decisions focused on the welfare of employees, guests and communities, and invariably the business and its shareholders will reap the rewards. He was a leader in the recovery of the Nevada hospitality industry, and his leadership in this area was recognized nationally as well.

“Our culture and operations have never been stronger. Matt led the successful licensure and opening of Encore Boston Harbor, which is now a high-performing part of the Wynn portfolio and a major source of economic growth for the greater Boston area. In addition to our assets in North America setting new records, our position in Macau as a premium operator is unrivaled.

Mr. Satre continued, “The entire board of directors is grateful for Matt’s dedication and leadership of the company and thanks him for all that he has done. We are very fortunate to have a talented executive in Craig Billings who will assume the role of CEO and join the Board in February 2022. The Board and I have worked with Craig for five years, as CFO and President of the company. He has our confidence and trust as he begins his new role.”

Mr. Maddox has been with Wynn Resorts for two decades and has been its CEO since February 2018, as well as a member of the Board of Directors. He led Wynn Resorts through its most difficult period, following the resignation of the Company’s founder in 2018 and then the global pandemic in 2020. During Mr. Maddox’s tenure as CEO, he successfully rebuilt the company’s culture and reestablished Wynn Resorts as one of the world’s leading luxury brands. Wynn Resorts was recently recognized by Forbes Travel Guide as being the highest ranked luxury hotel brand in the world. The Las Vegas resort won the “Best Place to Work” accreditation.

Mr. Maddox commented, “This has not been an easy decision. I am leaving a company that I love and that’s full of people I admire. But I believe now is the right time for me and for the business.

“The last four years have been challenging but extremely rewarding, and I am incredibly proud that we accomplished so much. We quickly resolved litigation that had distracted the company for seven years. We reorganized the company’s leadership team and focused on our 28,000 employees, rebuilding and strengthening our powerful culture to focus on a common purpose: create and deliver the best guest experiences.

“We led the industry with our response to the pandemic; many other industries looked to us for advice, guidance, and leadership as a result. I knew our biggest asset is our people, which is why we paid them throughout the shut down and why our culture has never been stronger. That investment is now paying off as Wynn Las Vegas and Encore Boston Harbor are generating more profit and market share since we opened our resorts, all while maintaining five-star service levels. I also look forward to serving on the Wynn Macau Board throughout 2022 to assist with the concession renewal and help solidify our place as the premium operator in the region.

“I am grateful to the Board for their faith in me and the support and insight they have offered me as CEO. I am very pleased with the Board’s decision and know I am leaving Wynn Resorts in great hands with Craig, as well as the entire management team,” Mr. Maddox said.

Mr. Billings joined Wynn Resorts as Chief Financial Officer in March 2017, also served as the President of the company, and most recently has served as the CEO of Wynn Interactive. Mr. Billings has been a board member of Wynn Macau Limited since August 2018. Mr. Billings has a history of leadership and innovation in the gaming industry, both domestically and internationally. He has held executive and board positions at Goldman Sachs, where he covered the industry globally, Aristocrat Leisure Limited, NYX Gaming Group, and International Game Technology.

Prior to joining Wynn Resorts, Mr. Billings honed a global perspective with senior executive positions in both Australia and the United Kingdom during his time as Chief Digital Officer and Managing Director of Strategy and Business Development at Aristocrat Leisure. He is also the Lead Independent Director and Audit Committee Chair for Applovin Corporation (NASDAQ: APP).

Mr. Billings commented, “Having worked so closely with Matt and the Board, I appreciate the confidence they have placed in me and look forward to building upon the legacy of excellence we’ve established.”